Exhibit 99.1

KULR Technology Group Enters Joint Development Collaboration for $100M AI Server Rack Battery Backup Unit Opportunity

HOUSTON / GLOBENEWSWIRE / December 17, 2025 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a Bitcoin+ Treasury company that builds a portfolio of frontier high-performance energy systems for cross-industry applications, today announced it has entered into a Joint Development Collaboration with a leading global battery-cell manufacturer to co-develop a next-generation KULR ONE® MAX Battery Backup Unit (BBU) product line designed for AI-scale data centers and high-power compute environments.

KULR will lead the design, development, safety engineering, and UL certification of a state-of-the-art BBU architecture built around a new ultra-high-power 21700 cell platform. The collaboration advances KULR’s strategic position in the AI data-center energy market, establishing the foundation for a commercial program with up to $100 million in projected value.

"AI-scale computing is fundamentally reshaping how data centers think about power, safety and reliability,” said Michael Mo, Chief Executive Officer of KULR Technology Group. “KULR has spent years building energy systems designed to perform safely and consistently in the most demanding environments, and this initiative allows us to extend that foundation into next-generation battery backup solutions, purpose-built for modern AI workloads. As compute density and energy intensity continue to rise, we see a clear opportunity to deliver scalable, certifiable battery infrastructure that meets where the industry its headed."

Advanced 21700-Cell Platform for AI Compute, Hyperscale, and Edge Deployments

The jointly developed BBU system will be optimized around an ultra-high-power 21700 cell architecture capable of supporting the next generation of ultra-high-current and high-power AI server workloads.

The platform is engineered to meet

•	Meta Open Compute Project (OCP) ORV3 standard.
•	NVIDIA GPU roadmap for 800 HVDC requirements.

KULR will provide system-level architecture, thermal-management engineering, propagation-resistance design, and lead all UL 9540 and UL 9540A certification activities. The partner cell manufacturer will support cell-level integration and provide technical resources, as needed.

Long-Term Supply Commitment Supporting Commercial Scale

Upon successful UL 9540 certification, KULR’s joint-development partner has committed to supplying its ultra-high-power 21700 cells for the newly developed BBU product line throughout the lifetime of the program. This ensures KULR has predictable, scalable, cost-controlled access to premium high-performance cells as it moves into commercial production.

This venture accelerates KULR’s continued efforts to meet growing global demand for safe, certifiable, high-power lithium-ion backup systems across global hyperscalers, cloud service providers, AI data-center operators, and system integrators.

About KULR Technology Group, Inc.

KULR Technology Group, Inc. (NYSE American: KULR) is a Bitcoin+ Treasury company that builds a portfolio of frontier technology businesses ranging from high-performance energy systems to AI Robotics. KULR delivers cutting-edge energy storage solutions for space, aerospace, and defense by leveraging a foundation of in-house battery design expertise, comprehensive cell and battery testing suite, and battery fabrication and production capabilities. The Company’s offering allows delivery of commercial-off-the-shelf and custom next-generation energy storage systems in rapid timelines for a fraction of the cost compared to traditional programs. Since late 2024, KULR has included bitcoin as a primary asset in its treasury program and committed to allocating up to 90% of its excess cash to the acquisition of bitcoin.

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Safe Harbor Statement

This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 31, 2025, as may be amended or supplemented by other reports we file with the Securities and Exchange Commission from time to time. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely based on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Relations:

KULR Technology Group, Inc.

Phone: 858-866-8478 x 847

Email: ir@kulr.ai

KULR Media Relations:

M Group Strategic Communications (on behalf of KULR)

Email: kulr@mgroupsc.com